Exhibit 5.2

Opinion of Lawrence F. Metz
August 6, 2026
Octave Specialty Group, Inc.
40 Wall Street
New York, NY 10005
Re:    Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-281432)
Ladies and Gentlemen:
This opinion is furnished by me as Senior Managing Director and General Counsel of Octave Specialty Group, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-281432) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) with respect to 6,007,460 shares (the “Rollover Shares”) of common stock, par value $0.01 per share of the Company, that were subject to outstanding awards under the Ambac Financial Group, Inc. 2024 Incentive Compensation Plan as of May 28, 2026, and that may be issued from time to time pursuant to the Octave Specialty Group, Inc. 2026 Incentive Compensation Plan (the “Plan”) upon the forfeiture, cancellation or termination of such awards.
In preparing this opinion, I have examined the Post-Effective Amendment and have examined originals or copies, certified or otherwise identified to my satisfaction, such documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate to enable me to render the opinion expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.
I am a member of the Bar of the State of New York and the Bar of the State of New Jersey and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware, to the extent referred to specifically herein.
Based upon and subject to the foregoing, I am of the opinion that when issued and delivered by the Company in accordance with the terms of the Plan, the Rollover Shares will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, I do not consider that I am an “expert” within the meaning of such term as used in the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,
/s/ Lawrence F. Metz
Lawrence F. Metz
Senior Managing Director and General Counsel